CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Matt Steinberg
(212) 850-5600

FOR IMMEDIATE RELEASE

Interface Announces Closing of its Offer to Exchange
$275 Million 7 5/8% Senior Notes

ATLANTA, Georgia, April 26, 2011 – Interface, Inc. (Nasdaq: IFSIA) (the “Company”), a worldwide floorcoverings company and global leader in sustainability, today announced the completion of its offer to exchange $275,000,000 aggregate principal amount of 7 5/8% senior notes due 2018, Series B (the “Exchange Notes”) for the same principal amount of its outstanding 7 5/8% senior notes due 2018, Series A.  The exchange offer expired as scheduled at 11:59 p.m. Eastern time on April 25, 2011, with all of the $275,000,000 in notes being tendered and accepted by exchange.

The Exchange Notes, and their related guarantees by certain Company subsidiaries, were registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-4, File Nos. 333-172045 and 333-172045-01 through 333-172045-24, which became effective on March 24, 2011.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

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